ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                               STARTCALL.COM, INC.


The undersigned, being one hundred percent of the directors of STARTCALL.COM, INC. (the "Corporation"), for purposes of amending the Articles of Incorporation, pursuant to Florida Statutes Section 607.1005, so as to change the name of the Corporation and change the capital structure of the CORPORATION, does hereby certify as follows:

1. The name of the Corporation is STARTCALL.COM, INC.

2. The Certificate of Incorporation of the corporation is hereby amended by deleting Article V thereof in its entirety and by substituting in lieu thereof the following new Article V.

                                   "ARTICLE V

The aggregate number of shares which this corporation shall have authority to issue is the total sum of FIFTY MILLION (50,000,000) each shares having a individual par value of $.000666. All of which shall be of the same common class."

4. The aforesaid Amendment was adopted prior to the issuance of the stock of the Corporation.

IN WITNESS WHEREOF, the Corporation, by the undersigned, has executed these Articles of Amendment to the Articles of Incorporation effective June 7, 2000.

/s/ Antoinio Tremonio
------------------------
Director and President

/s/ Sylvio Martini,
------------------------
Director

STATE OF FLORIDA
COUNTY OF MIAMI-DADE

     THE FOREGOING INSTRUMENT was acknowledged before me this day of March, 2001 by Antonio Treminio a director and president of Startcall.com, Inc., on behalf of said corporation. He is personally known to me or produced Drivers License as identification.

Anderson Castro
---------------------------------
Notary Public, State of Florida
CC 948811